NewsLine

December 23, 2014
TO ALL MEMBERS:

FHLBANK OFFICER PROMOTIONS ANNOUNCED

Please join me in congratulating the following six individuals who were recently approved for promotion by the Board of Directors. These Officer promotions are effective January 1, 2015.

John (Chris) Bates is promoted to Senior Vice President and Chief Accounting Officer. Chris began his career at the FHLBank in 2005 as the Accounting Officer, Financial Reporting. In 2006, Chris moved into the Assistant Vice President, Financial Reporting role before advancing into the Vice President, Financial Reporting role in 2009. In 2011, he was promoted to Vice President, Assistant Controller and subsequently became Vice President, Controller in 2013. Chris earned his Bachelor of Science in Accounting and completed his Master of Business Administration in Finance from Wright State University. Chris has been a Certified Public Accountant (CPA) in the State of Ohio since 1999. In addition to these past accomplishments, Chris is continuing his education at the Stonier School of Banking, University of Pennsylvania and has completed the first year of the three year program.

David Eastland is promoted to Senior Vice President, Credit Risk Management. David started his career with the FHLBank in 1999 as a Collateral Manager and progressed to the Assistant Vice President of Collateral at the start of 2000. In 2001, he was promoted to Vice President, Collateral and in 2002 he moved into his current role as Vice President, Credit Risk Management. David received his Bachelor of Arts from University of Tennessee and completed his Master of Business Administration in Finance from Memphis State University.

Tami L. Hendrickson is promoted to Senior Vice President, Treasurer. Tami began her career at the FHLBank in 2006 as the Long-Term Funding Officer, Capital Markets. Since joining the FHLBank, Tami has had progressive responsibility in the Capital Markets and Treasury area, which includes her promotion to AVP, Capital Markets in 2007, her promotion to VP Capital Markets in 2009 and her most recent promotion to VP, Treasurer in 2010. Tami received her bachelor’s degree in Accounting/Business Administration at Western Washington University and completed her Master of Science degree in Finance at Seattle University.

Debbra (Debbie) M. DeMaris is promoted to Vice President and Assistant Controller. Debbie started her career at the FHLBank in 1993 as a Staff Accountant and held various accounting positions until her promotion to Accounting Officer, Operations in 2006. In 2007, she advanced into the Assistant Vice President, Accounting Operations role before being promoted to Vice President, Accounting Operations in 2011. Debbie received her Bachelor of Science in Accountancy from Miami University. Debbie has been a Certified Public Accountant (CPA) in the State of Ohio since 2009.

Christine (Christy) A. Flischel is promoted to Assistant Vice President, Information Security Office. Christy joined the FHLBank at the end of 2007 as the Information Security Manager. In 2013, Christy was promoted to Information Security Officer. Christy recently earned her Certified Information Systems Security Professional (CISSP) designation. In addition, she had previously completed the requirements to be recognized as CompTIA Security + Certified.

Mai D. Vue is promoted to Assistant Vice President, Project Management Office. Mai joined the FHLBank in 1999 as a PC Applications Support Specialist. Since then, she has held a variety of progressively responsible roles from Systems Analyst to Lead Analyst II. In 2011, Mai was promoted to Application Development Officer. Mai holds a Bachelor of Science degree in Information Technology from the University of Cincinnati and earned her Project Management Professional certification in 2014.

Please join me in congratulating these staff members on their promotions.

Andrew S. Howell
President and CEO

www.fhlbcin.com